Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of July 20, 2020 (the “Effective Date”) by and between Potbelly Corporation, a Delaware corporation (hereinafter referred to as “Company”), and Robert D. Wright, an individual (hereinafter referred to as “Executive”).

WHEREAS, Company desires to employ Executive from and after the Effective Date in the position of its President and Chief Executive Officer, and Executive desires to perform services for, and to be employed by, Company in such capacity, all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth in this Agreement, Company and Executive agree as follows:

1. Definitions. For purposes of this Agreement, capitalized terms used herein shall have the meaning specified below if not otherwise defined herein.

(a) Accrued Obligations is defined in paragraph 4(a).

(b) Annual Base Salary is defined in paragraph 3(a).

(c) Annual Bonus is defined in subparagraph 3(b)(ii).

(d) Base Salary is defined in paragraph 3(a).

(e) Board means the Board of Directors of Company.

(f) Cause means (i) any willful and continued failure by Executive to substantially perform his duties for Company (other than any such failure resulting from Executive’s being Disabled), (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to Company, monetarily or otherwise, (iii) the engaging by Executive in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, Executive’s credibility and reputation no longer conform to the standard of Company’s executives, (iv) Executive’s indictment (or its equivalent) for the commission of a crime by Executive that constitutes a felony, or (v) a breach of the Restrictive Covenants Agreement. For purposes of this Agreement, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of Company.

(g) Change in Control means the first to occur of any of the following: (i) the consummation of a transaction, approved by the stockholders of Company, to merge Company with or into or consolidate Company with another entity or sell or otherwise dispose of all or substantially all of its assets, or the stockholders of Company adopt a plan of liquidation; provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which fifty percent (50%) or more of the beneficial ownership of the voting power of Company, the surviving corporation or corporation directly or indirectly controlling Company or the surviving corporation, as the case may be, is held by the same persons (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of Company immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of Company may be a new holder of such beneficial ownership, or (ii) the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing fifty percent (50%) or more of the combined voting power of Company is acquired, other than from Company, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar equity plan of Company), or (iii) at any time during any period of two (2) consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors still in office at the time of such election or nomination who were directors at the beginning of such period).

(h) COBRA Continuation Period means the period commencing on the date that COBRA Coverage begins and ending on the date that COBRA Coverage terminates by its terms.

(i) COBRA Coverage means continuation of group medical coverage required under section 4980B of the Code.

(j) Code means the Internal Revenue Code of 1986, as amended.

(k) Company means Potbelly Corporation, a Delaware corporation, or any successor thereto.

(l) Compensation Committee means the Compensation Committee of the Board.

(m) Disability/Disabled means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Whether Executive has a “Disability” (or is “Disabled”) shall be determined by Company in a manner that is consistent with section 22(e)(3) of the Code.

(n) Effective Date means July 20, 2020.

(o) Employment Law is defined in Section 7.

(p) Equity Award(s) is defined in paragraph 3(c).

(q) Equity Plan means Company’s long-term incentive plan, as in effect from time to time.

(r) Exchange Act means Securities Exchange Act of 1934, as amended.

(s) Executive means Robert D. Wright.

(t) Good Reason as used herein means the occurrence, without Executive’s consent, of (i) any reduction in either the annual base salary of Executive or the target annual bonus percentage or maximum annual bonus percentage applicable to Executive (other than across the board salary reductions for management employees); (ii) any material reduction in the position, authority, or office of Executive with respect to Company, or in executive’s responsibilities or duties for Company; (iii) any action or inaction by Company that constitutes a material breach of the terms of this Agreement; or (iv) following initial election to the Board, Executive shall fail to be re-elected to the Board while employed as the Chief Executive Officer of Company; provided, however, that any such occurrence under clauses (i) — (iv) above shall constitute good reason only if Company fails to cure such occurrence within thirty (30) days after receipt from executive of notice of such occurrence.

(u) JAMS means Judicial Arbitration and Mediation Services, Inc.

(v) Medical Continuation Benefit means reimbursement by Company of the portion of the applicable monthly premium required to be paid by Executive (and his eligible dependents) for COBRA Coverage, which reimbursement (i) shall be equal to the portion of the monthly premium paid by Company for group health coverage with respect to its active employees for the level of coverage provided to Executive and his dependents in the form of COBRA Coverage and (ii) shall be provided for the lesser of (A) twelve (12) months following the Termination Date or (B) the date that COBRA Coverage with respect to Executive and/or his covered dependents, as applicable, terminates in accordance with its terms.

(w) Party means Company and Executive, referred to jointly as the “Parties”.

(x) Payment Date means the sixtieth (60th) day following the Termination Date.

(y) PSU Award is defined in subparagraph 3(c)(ii).

(z) Release means a general release in favor of Company and its affiliates in a form determined by Company.

(aa) Release Requirements is defined in paragraph 4(c).

(bb) Restrictive Covenants Agreement is defined in paragraph 2(d).

(cc) Section 409A Payment Date is defined in Section 11.

(dd) Shares means shares of common stock, $.01 par value, of the Company.

(ee) Sign-On Bonus is defined in subparagraph 3(b)(i).

(ff) Sign-On Grant is defined in subparagraph 3(c)(i).

(gg) Term is defined in paragraph 2(a).

(hh) Termination Date means the date on which Executive’s employment with Company and its affiliates terminates for any reason.

(ii) Vesting Date is defined, as applicable, in subparagraphs 3(c)(i) or 3(c)(ii).

2. Term and Performance of Duties.

(a) Term. Company hereby agrees to employ Executive, and Executive accepts such employment and agrees to perform services for, Company and its affiliates for the “Term” which shall be the period beginning on the Effective Date and expiring on the earlier of (i) the third anniversary of the Effective Date or (ii) the date this Agreement is terminated in accordance with Section 4 of this Agreement.

(b) Performance of Duties. During the Term, while Executive is employed by Company, Executive agrees that he shall devote his full business time, energies, loyalty, and talents to serving as its President and Chief Executive Officer, shall use his best efforts and abilities to promote the interests of Company and its affiliates and to perform the services contemplated by this Agreement, and shall perform his duties faithfully and efficiently subject to the directions of the Board. Executive’s duties may include providing services for both Company and its affiliates, as determined by the Board; provided, that Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of Company’s President and Chief Executive Officer. Executive shall have such authority and power as are inherent to the undertakings applicable to his positions and necessary to carry out his responsibilities and the duties required of him hereunder. Executive will be subject to reasonable and appropriate travel on Company business. Notwithstanding the foregoing, during the Term, Executive may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar type activities, to the extent that such other activities do not, in the reasonable judgment of the Board, inhibit or prohibit the performance of Executive’s duties under this Agreement, or conflict in any material way with the business of Company or any of its affiliates; provided, however, that Executive shall not serve on the board of any business, or hold any other position with any business, without the consent of the Board, which shall not be unreasonably withheld.

(c) Board Service. During the Term, while Executive is employed as Company’s President and Chief Executive Officer, at the request of Company and subject to any appointment or election requirements, Executive shall serve on the Board and the boards of directors of Company’s subsidiaries, in each case without additional compensation. Upon Executive’s Termination Date, Executive shall immediately resign from the Board and all boards of directors of Company’s subsidiaries.

(d) Confidentiality, Non-Competition, Non-Interference and Intellectual Property.  Executive hereby acknowledges and confirms that, on or prior to the Effective Date, Executive shall execute the form of Executive Confidentiality and Non-Compete Agreement set forth in Appendix A hereto and which is hereby incorporated into and forms part of this Agreement (the “Restrictive Covenants Agreement”).

3. Compensation. Subject to the terms of this Agreement, during the Term, while Executive is employed by Company, Company shall compensate him for his services as follows:

(a) Base Salary. During the Term while he is employed by Company, Company shall pay to Executive as compensation for services to be rendered hereunder as follows: (i) for the period commencing on the Effective Date and ending on June 30, 2021, a “Base Salary” at the rate of $1 (or such other nominal amount sufficient to enable Executive to pay applicable welfare benefit costs), and (ii) for the period commencing on July 1, 2021 and ending on the last day of the Term, a “Annual Base Salary” at the annual rate of $650,000. The Base Salary and the Annual Base Salary, as applicable, shall be payable in substantially equal monthly, or more frequent, payments. The rate of Annual Base Salary shall be subject to annual review beginning for calendar year 2022 and may be increased for performance as determined in the discretion of the Board (or applicable committee thereof). The Base Salary and Annual Base Salary, as applicable, shall be pro-rated for any period of less than twelve (12) months.

(b) Bonuses. Executive shall be eligible to receive bonuses in accordance with the following:

(i)	To incentivize Executive to accept Company’s offer of employment, Executive shall receive a cash sign-on bonus (the “Sign-On Bonus”) in an amount equal to $400,000. The Sign-On Bonus shall be payable in a lump sum on July 1, 2021 provided Executive’s Termination Date has not occurred prior to July 1, 2021; provided, however, that if the Termination Date occurs after December 31, 2020 and prior to July 1, 2021 on account of Executive’s death, Disability, termination by the Company for reasons other than for Cause, or termination by Executive for Good Reason, the Sign-On Bonus will be paid on July 1, 2021 notwithstanding that Executive’s Termination Date occurs prior to July 1, 2021.

(ii)	For any calendar year during the Term beginning with calendar year 2021, Executive shall be eligible to receive an “Annual Bonus” in an amount equal to a percentage of Executive’s Annual Base Salary, subject to satisfaction of applicable performance targets determined by the Compensation Committee in its sole discretion no later than March 15 of the applicable calendar year and in accordance with the terms and conditions of Company’s annual bonus plan. For purposes of determining the amount of the Annual Bonus, if any, pursuant to this subparagraph 3(b)(ii), the percentage of Executive’s Annual Base Salary that shall be applied shall be (A) sixty percent (60%) at the threshold level of performance, (B) one hundred and fifteen percent (115%) at the target level of performance, and (C) 200% at the maximum level of performance and in no event shall the Annual Bonus for any year be greater than two hundred percent (200%) of Executive’s Annual Base Salary.

(c) Equity Compensation. As of the Effective Date (or, if the Effective Date does not occur in an open trading window, in the first open trading window occurring after the Effective Date and as soon as practicable after the Effective Date), Executive shall receive equity awards in accordance with the following:

(i)	To incentivize Executive to accept Company’s offer of employment, Executive shall be granted a restricted stock unit award with respect to 300,000 Shares (the “Sign-On Grant”), which shall be subject to the following vesting terms:

(1)	Fifty percent (50%) of the Shares subject thereto (150,000 Shares) shall vest on the first annual anniversary of the Effective Date (the “Vesting Date” for purposes of this clause (1)) provided that the Termination Date has not occurred as of the Vesting Date and subject to the terms and conditions of the award.

(2)	Fifty percent (50%) of the Shares subject thereto (150,000 Shares) will vest at the rate of one twenty-fourth (1/24) of such Shares (6,250 Shares) on each monthly anniversary of the Effective Date beginning with the thirteenth (13th) monthly anniversary of the Effective Date (each such date a “Vesting Date” for purposes of this clause (2)) provided that the Termination Date has not occurred as of the Vesting Date and subject to the terms and conditions of the award.

(3)	Notwithstanding the provisions of clauses (1) and (2), if, and only if, a Change in Control occurs prior to the applicable Vesting Date and if the Termination Date occurs prior to the applicable Vesting Date and on or within twelve (12) months following the Change in Control by reason of termination by Company without Cause or termination by Executive for Good Reason, then the Termination Date shall be the “Vesting Date” with respect to any Shares subject to the Sign-On Grant that have not vested as of the Termination Date and all such unvested Shares shall vest as of the Termination Date.

Any portion of the Sign-On Grant that is not vested on the Termination Date in accordance with the provisions of this subparagraph 3(c)(i) shall be forfeited as of the Termination Date. The Sign-On Grant shall constitute an inducement grant and shall not be granted pursuant to the Equity Plan.

(ii)	Executive shall be granted a performance stock unit award (the “PSU Award”) with respect to 700,000 Shares, which PSU Award shall be granted pursuant to the Equity Plan. The PSU Award shall vest with respect to the percentage of shares subject to the PSU Award as indicated in the following chart based on the date that the price of a Share is above the applicable price set forth in the following chart (each date on which a portion of the PSU Award vests being referred to as a “Vesting Date”), provided in any case that the Termination Date has not occurred as of the applicable Vesting Date and subject to the terms and conditions of the award:

Vesting Percentage (Based on Total Shares Subject to PSU Award)	Pre-Change in Control: Thirty (30)-day volume weighted average price (VWAP) of a Share	Change in Control: Price per Share received by Company shareholders on closing of Change in Control transaction
40%	$4.00	$3.00
40%	$6.00	$5.00
20%	$8.00	$7.00

Any portion of the PSU Award that is not vested on the Termination Date (or, in the case of a Change in Control, on the date of the Change in Control) shall be forfeited as of the Termination Date (or Change in Control, if applicable); provided, however, that if the Termination Date occurs prior to a Change in Control by reason of termination by Company without Cause or termination by Executive for Good Reason, any then unvested portion of the PSU Award shall remain outstanding for a period of ninety (90) days following the Termination Date and shall vest during such ninety (90) day period subject to the satisfaction of the performance measures outlined above.

The Sign-On Grant and the PSU Award are sometimes referred to collectively as the “Equity Awards” and individually as an “Equity Award”. The Equity Awards shall be evidenced by award agreements that are consistent with the standard award agreements used by the Company for similar types of awards, subject to the foregoing provisions (and which, in the case of the PSU Award, will provide for a performance period of five (5) years with respect to the applicable Share price hurdles). Executive shall not be entitled to any grants of equity awards under the Equity Plan (or otherwise) during the Term except as provided in this paragraph 3(c).

(d) Benefits and Perquisites. Executive shall be eligible to participate in employee benefit plans, programs and arrangements, to the extent and on substantially the same terms as those benefits are provided by Company from time to time to Company’s similarly-situated executive employees, including vacation programs, fringe benefit programs, retirement plans, and welfare plans, subject in all cases to the eligibility requirements thereof. Without limiting the generality of the foregoing, Executive shall be entitled to five (5) weeks of vacation for each calendar year during the Term (pro-rated for any partial year).

(e) Expense Reimbursements. Company shall pay or reimburse Executive for all reasonable business expenses actually incurred or paid by Executive during the Term in the performance of Executive’s duties and responsibilities under this Agreement, subject to and in accordance with Company’s applicable expense reimbursement policies as in effect from time to time.

4. Termination and Payments on Termination. Company or Executive may terminate the Term and Executive’s employment with Company and its affiliates at any time for any reason or no reason without any breach of this Agreement. Any such termination (other than termination on account of Executive’s death) shall be effected through an advance written notice from the terminating Party to the other Party, which notice shall be provided within applicable time periods set forth in this Agreement, if applicable, shall indicate the specific termination provision in this Agreement relied on, and shall set forth in reasonable detail the facts and circumstances, if any, on which such termination is based. Notwithstanding the foregoing, Executive’s employment shall not be considered to have terminated due to Good Reason unless, within thirty (30) days of an event that Executive considers to constitute Good Reason, Executive provides written notice to Company of such event, Company has not cured such event or condition within thirty (30) days following receipt of such notice, and Executive terminates employment for Good Reason within fifteen (15) days after expiration of such cure period. Subject to the terms and conditions of this Agreement, Executive’s right to payment and benefits under this Agreement for periods after his Termination Date shall be determined in accordance with the following provisions of this Section 4.

(a) Termination for Any Reason or No Reason. In the event the Termination Date occurs for any reason or no reason, whether by Company or Executive, Executive shall be entitled to (i) payment of his earned but unpaid Base Salary or Annual Base Salary, as applicable, for the period ending on the Termination Date, payable as required by applicable law, (ii) payment of his earned but unused vacation days, as determined in accordance with Company’s policy as in effect from time to time, payable in accordance with applicable law, (iii) any equity compensation to which Executive is entitled under the terms of the Equity Plan or applicable award agreements, (iv) reimbursements of any reasonable business expenses incurred prior to the Termination Date and submitted as required under the expense reimbursement policy of Company, and (v) any other payments or benefits to which Executive is entitled under the express terms of any employee benefit plans, arrangements or programs of Company and its affiliates. For purposes of this Agreement, the payments and benefits to which Executive is entitled pursuant to this paragraph 4(a) are referred to herein as the “Accrued Obligations”. Except as otherwise expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by Company for purposes of any employee benefit plan, arrangement or program following the date of the Termination Date.

(b) Termination by Company for Cause; Termination by Executive without Good Reason; Termination by Reason of Account of Death or Disability. In the event that the Termination Date occurs by reason of (i) termination of Executive’s employment by Company for Cause, (ii) termination by Executive without Good Reason, or (iii) Executive’s death or Disability, Executive (or in the event of his death, his estate) shall be entitled to the Accrued Obligations and he shall be entitled to no other payments or benefits from Company under this Agreement or otherwise.

(c) Termination by Company without Cause; Termination by Executive for Good Reason. In the event that the Termination Date occurs by reason of (i) termination by Company without Cause or (ii) termination by Executive for Good Reason and, in either case, if the Release Requirements (as defined below) are met as of the Payment Date, Executive shall be entitled to the following payments and benefits: (A) an amount equal to the Annual Base Salary set forth in paragraph 3(a) (as the same may be increased from time to time), payable in twelve (12) substantially equal monthly installments, beginning on the Payment Date, (B) an amount equal to a pro rata portion of the Annual Bonus, determined at the target level of performance for such year, payable in a lump sum as of the Payment Date, (D) if Executive is entitled to and elects COBRA Coverage, the Medical Continuation Benefit, and (E) all equity awards shall vest and shall be exercisable, if applicable, in accordance with their terms as set forth in the Equity Plan or applicable award agreement (taking into account the provisions of paragraph 3(c)). The Medical Continuation Benefit to which Executive is entitled for any month shall be paid monthly during the period for which the Medical Continuation Benefit is payable; provided, however, that any portion of the Medical Continuation Benefit for the period beginning on the Termination Date and ending on the Payment Date shall be paid in a lump sum on the Payment Date. In no event shall the Medical Continuation Benefit have the effect of extending or otherwise modifying the maximum COBRA Continuation Period. The “Release Requirements” will be will be satisfied as of the Payment Date if, as of the Payment Date, (I) Executive has executed the Release, in connection with his Termination Date; (II) the revocation period required by applicable law has expired and Executive has not revoked the Release within such revocation period, and (III) the Release has become effective.

5. Mitigation and Set-Off. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. Company shall not be entitled to set off against the amounts payable to Executive under this Agreement any amounts earned by Executive in other employment after termination of his employment with Company or any amounts which might have been earned by Executive in other employment had he sought such other employment; provided, however that Company shall be entitled to set off against the amounts payable to Executive under this Agreement any amounts owed to Company by Executive.

6. Assignment and Survival. This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement may be assigned by Company to a successor-in interest to all or substantially all of the business operations of Company or any of its affiliates. The rights and obligations of the Parties shall survive s termination or expiration of this Agreement to the extent that any performance is required under this Agreement after the termination or expiration of the Agreement.

7. Disputes. Except as set forth in this Section 7, any dispute, claim or difference arising between the Parties including any dispute, claim or difference arising out of this Agreement, shall be settled exclusively by binding arbitration in accordance with the rules of the JAMS. The arbitration shall be held Chicago, Illinois unless the Parties mutually agree otherwise. Nothing contained in this Section 7 shall be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings. Each Party shall bear its own costs and fees of the arbitration, and the fees and expenses of the arbitrator shall be borne equally by the Parties, provided, however, if the arbitrator determines that any Party has acted in bad faith, the arbitrator shall have the discretion to require any one or more of the Parties to bear all or any portion of fees and expenses of the Parties and/or the fees and expenses of the arbitrator; provided, further that, with respect to claims that, but for this mandatory arbitration clause, could be brought against Company under any applicable federal or state labor or employment law (“Employment Law”), the arbitrator shall be granted and shall be required to exercise all discretion belonging to a court of competent jurisdiction under such Employment Law to decide the dispute, whether such discretion relates to the provision of discovery, the award of any remedies or penalties, or otherwise and provided further that Company may be required to pay filing or administrative fees in the event that requiring Executive to pay such fees would render this Section 7 unenforceable under applicable law. As to claims not relating to Employment Laws, the arbitrator shall have the authority to award any remedy or relief that a Court of the State of Illinois could order or grant. The decision and award of the arbitrator shall be in writing and copies thereof shall be delivered to each Party. The decision and award of the arbitrator shall be binding on all Parties. In rendering such decision and award, the arbitrator shall not add to, subtract from or otherwise modify the provisions of this Agreement. Either Party to the arbitration may seek to have the award of the arbitrator entered in any court having jurisdiction thereof. All aspects of the arbitration shall be considered confidential and shall not be disseminated by any Party with the exception of the ability and opportunity to prosecute its claim or assert its defense to any such claim. The arbitrator shall, upon request of either Party, issue all prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of same so that the result and underlying data, information, materials and other evidence are forever withheld from public dissemination with the exception of its subpoena by a court of competent jurisdiction in an unrelated proceeding brought by a third party.

8. Indemnification. If Executive (or his heirs, executors or administrators) is made a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director or officer of Company or is or was serving at the request of Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, Executive (and his heirs, executors or administrators) shall be indemnified and held harmless by Company to the fullest extent permitted by Delaware Law. To the fullest extent authorized by Delaware Law, the right to indemnification conferred in this Section 8 shall also include the right to be paid by Company the expenses incurred in connection with any such proceeding in advance of its final disposition upon delivery to Company of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified. Company’s obligations under this Section 8 shall survive the termination or expiration of this Agreement for any reason.

9. Miscellaneous.

(a) Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

to Company:

Potbelly Corporation

111 N. Canal Street, Suite 850

Chicago, IL 60606

Attention: General Counsel

or to Executive, to Executive’s home address as reflected in Company’s records.

Each party, by notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

(b) Modification, Waivers. This Agreement may be modified or amended only by a writing signed by an authorized representative of Company and Executive. To the extent that the provision of Medical Continuation Benefit under this Agreement would subject Company to a material tax or penalty, Company shall have the authority to amend the Agreement to the limited extent reasonably necessary to avoid such tax or penalty and shall use all reasonable efforts to provide Executive with a comparable benefit that does not subject Company to such tax or penalty. Company’s failure, or delay in exercising any right, or partial exercise of any right, shall not waive any provision of this Agreement or preclude Company from otherwise or further exercising any rights or remedies hereunder, or any other rights or remedies granted by any law or any related document.

(c) Governing Law and Choice of Forum. The construction, validity, and enforceability of this Agreement shall be governed by the laws of the State of Illinois without regard to conflicts of law principles.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of Company, Executive, and Executive’s personal representatives, beneficiaries, heirs, and successors. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession has taken place.

(e) Severability. To the extent any provision of this Agreement shall be invalid or enforceable with respect to Executive, it shall be considered deleted herefrom with respect to Executive and the remainder of such provision and this Agreement shall be unaffected and shall continue in full force and effect. In furtherance to and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law with respect to Executive, then such provision shall be construed to cover only that duration, extent or activities which are validly and enforceably covered with respect to Executive. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable laws.

(f) No Violation. Executive represents and warrants to Company that the execution and delivery of this Agreement by Executive, and the carrying out of Executive’s duties on behalf of Company as contemplated hereby, do not violate or conflict with the terms of any other agreements to which Executive is or was a party.

(g) Independent Review and Advice. Executive represents and warrants that Executive has carefully read this Agreement; that Executive executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to each other; that Executive has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Executive is entering into this Agreement of Executive’s own free will. Executive expressly agrees that there are no expectations contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify the Agreement.

(h) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be used against any person.

10. Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.

11. Special Section 409A Rules.

(a) Generally. It is intended that this Agreement shall comply with section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted and construed on a basis consistent with such intent. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of Executive’s Termination Date (or other separation from service or termination of employment (a) and if Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the earlier of (i) the first (1st) day of the seventh (7th) month following Executive’s separation from service or (ii) the date of Executive’s death (the “Section 409A Payment Date”), such payment or benefit shall be delayed until the Section 409A Payment Date; and (b) the determination as to whether Executive has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder. For purposes of section 409A of the Code, any installment payment or benefit under this Agreement shall be treated as a separate payment. If this 11 applies to any payment or benefit hereunder, any such payments or benefits that would otherwise have been paid or provided to Executive between Executive’s Termination Date and the Section 409A Payment Date, shall be paid in a lump sum on the Section 409A Payment Date.

(b) Expense Reimbursements. To the extent that any reimbursements from Company to Executive under this Agreement or otherwise (including any reimbursements under this paragraph 3(e)) are taxable to Executive, such reimbursements shall be paid to Executive only if (i) to the extent not specified herein, the expenses are incurred and reimbursable pursuant to a reimbursement plan that provides an objectively determinable nondiscretionary definition of the expenses that are eligible for reimbursement and (i) the expenses are incurred during the Term. With respect to any expenses that are reimbursable pursuant to the preceding sentence, the amount of the expenses that are eligible for reimbursement during one calendar year may not affect the amount of reimbursements to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses shall not be subject to liquidation or exchange for any other benefit.

12. Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original hereof.

13. Entire Agreement.  This Agreement, together with Executive Confidentiality and Non-Compete Agreement set forth in Exhibit A hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof, except as otherwise specifically stated in this Agreement. This Agreement may not be changed or modified orally but only by an instrument in writing signed by the parties hereto, which instrument states that it is an amendment to this Agreement.

IN WITNESS HEREOF, each party has caused this Executive Employment Agreement to be executed in a manner appropriate for such party as of the date first above written.

POTBELLY CORPORATION

By:	/s/ Joseph Boehm
Name:	Joseph Boehm
Its:	Director

EXECUTIVE

/s/ Robert D. Wright
Robert D. Wright

APPENDIX A

RESTRICTIVE COVENANTS AGREEMENT